Exhibit 10.1

Yangtze River Development Limited 183 Broadway, Suite 5 New York, NY 10007 T (+1) 646-861-3315 www.yerr.com.cn

Feb 14, 2017

Board Candidate — Adam S. Goldberg

Address — 139 Cheyenne way, Wayne, NJ 07470

Re: Offer to Join the Board of Directors of Yangtze River Development Limited.

Dear Adam S. Goldberg :

I am pleased to extend you an offer to join the Board of Directors (the "Board") of Yangtze River Development Limited ("YERR"). Your appointment to the Board is subject to the approval of Yangtze River Development Limited, Inc. Board of Directors and the following outlines certain of your responsibilities as a member of the Board, which responsibilities will commence at the Board meeting held in Feb 14, 2017, or as soon thereafter as Board of Director approval is obtained:

●	Generally: You shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time, of Yangtze River Development Limited. These responsibilities shall include, but shall not be limited to, the following:

●	Attendance: Use best efforts to attend scheduled meetings of the Board;

●	Act as a Fiduciary: Represent the shareholders and the interests of Yangtze River Development Limited. as a fiduciary;

●	Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance; and

As a member of the Board, you agree to execute an acknowledgement in the form attached hereto. In addition, upon your joining the Board, Yangtze River Development Limited. will enter into a customary indemnification agreement with you.

In consideration for your joining the Board, the Company will grant to you (common stock/ options compensation) in the amount of 15,000 shares of Common Stock of Yangtze River Development Limited., on the first business day of July annually. Those shares cannot be transferred until a half-year serving period completed. The Company will also grant an additional cash compensation of $12,000 per quarter, totaled $48,000 annually, which includes the expenses, but not limited to, attending board of director meetings and other direct expenses during the year. Company will cover all the travelling expenses which occurred for the company's business.

I trust that this offer is satisfactory to you and look forward to you joining the Company as a member of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me by Feb 14, 2017. By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

I look forward to having you on board with Yangtze River Development Limited. and trust your relationship with Yangtze River Development Limited. will be challenging and exciting.

Yours very truly,

President and Chief Executive Officer

Yangtze River Development Limited

I, Adam S. Goldberg, accept the offer as stated above.

Signature:	/s/ Adam S. Goldberg

Date:	2/15/17